SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 13D
(Rule 13d-101)
(Amendment No. 2)
Under the Securities Exchange Act of 1934
MangoSoft, Inc.

(Name of Issuer)
Common Stock, $0.001 par value

(Title of Class of Securities)
562716209

(CUSIP NUMBER)
Southpaw Asset Management LP
Four Greenwich Office Park
Greenwich, CT 06831
(203) 862.6206

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)
— with copies to —
Eliot D. Raffkind
Akin, Gump, Strauss, Hauer & Feld, L.L.P.
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201-4618
(214) 969-2800
February 19, 2008

(Date of event which requires filing of this statement)
If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g) check the following box ☐ .
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Act”), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No.	562716209	13D/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Southpaw Credit Opportunity Master Fund LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS *

	WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	7	SOLE VOTING POWER

NUMBER OF		1,482,128

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,482,128

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,482,128

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	25.5%

14	TYPE OF REPORTING PERSON *

	PN
* SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.	562716209	13D/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Southpaw Asset Management LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS *

	WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		1,482,128

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,482,128

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,482,128

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	25.5%

14	TYPE OF REPORTING PERSON *

	PN

CUSIP No.	562716209	13D/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Southpaw Holdings LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS *

	WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		1,482,128

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,482,128

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,482,128

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	25.5%

14	TYPE OF REPORTING PERSON *

	OO

CUSIP No.	562716209	13D/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Kevin Wyman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS *

	WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	7	SOLE VOTING POWER

NUMBER OF		1,482,128

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,482,128

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,482,128

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	25.5%

14	TYPE OF REPORTING PERSON *

	IN

CUSIP No.	562716209	13D/A

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Howard Golden

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS *

	WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	7	SOLE VOTING POWER

NUMBER OF		1,482,128

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,482,128

WITH	10	SHARED DISPOSITIVE POWER

		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,482,128

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES *

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	25.5%

14	TYPE OF REPORTING PERSON *

	IN

SCHEDULE 13D/A
     This Amendment No. 2 to Schedule 13D is being filed to amend and restate Items 3, 5, 6 and 7 as follows:
Item 3. Source and Amount of Funds
          As of the date hereof, the Reporting Persons had invested in Common Stock of the Issuer in the amount of: $1,100,068. Currently, all shares of Common Stock of the Issuer as of the date of this Schedule 13D are held by Fund. The source of these funds was the working capital of the Reporting Persons.
Item 5. Interest in Securities of the Issuer
          (a) As of the date hereof, the Reporting Persons beneficially own 1,482,128 shares of Common Stock of the Issuer, which represents 25.5% of the Issuer’s outstanding shares of Common Stock, which such percentage was calculated by dividing (i) the 1,482,128 shares of Common Stock held by the Fund, by (ii) 5,813,038, which equals the sum of the 3,413,038 shares of Common Stock outstanding, as reported on the Issuer’s Form 10-KSB/A, filed with the Securities and Exchange Commission on February 1, 2008, plus the 2,400,000 shares of Common Stock being issued and sold by the Issuer pursuant to a rights offering, as described in the Issuer’s Form S-3 on Form S-1 filed with the Securities and Exchange Commission on January 30, 2008.
          (b) The Reporting Persons have the power to vote and dispose of the 1,482,128 shares of Common Stock held by Fund.
          The filing of this statement on Schedule 13D shall not be construed as an admission that any of the Reporting Persons is for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of any of the 1,482,128 shares of Common Stock owned by Fund. Pursuant to Rule 13d-4, each of the Reporting Persons disclaim all such beneficial ownership.
          (c) All transactions in the Issuer’s securities by the Reporting Persons during the prior sixty (60) days are reported on Exhibit 1. All purchases or sales, as the case by be, reported on Exhibit 1 were made by Fund.
          (d) Not Applicable.
          (e) Not Applicable.

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer
          The Reporting Persons purchased the shares of Common Stock reported on Exhibit 1 pursuant to a rights offering by the Issuer. The rights offering is described in the Issuer’s Form S-3 on Form S-1 filed with the Securities and Exchange Commission on January 30, 2008. The rights offering closed on February 19, 2008.
Item 7. Material to be Filed as Exhibits
Exhibit 1 Transactions in the Issuer’s securities by the Reporting Persons during the prior sixty (60) days.

Signature
     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.
Dated: February 20, 2008

Southpaw Credit Opportunity Master Fund LP

By: Southpaw GP LLC, its general partner

By:	/s/ Howard Golden
Name:	Howard Golden
Title:	Managing Member

Southpaw Asset Management LP

By: Southpaw Holdings LLC, its general partner

By:	/s/ Howard Golden
Name:	Howard Golden
Title:	Managing Member

Southpaw Holdings LLC

By:	/s/ Howard Golden
Name:	Howard Golden
Title:	Managing Member

/s/ Kevin Wyman

Kevin Wyman

/s/ Howard Golden

Howard Golden

EXHIBIT 1

	Number of Shares of
Transaction Date	Common Stock	Price per Share
02/19/2008	611,926	$0.50